Exhibit 5.1

Client: 06287-00004

[●] 2020

Amryt Pharma plc
Dept 920a
196 High Road
Wood Green
London N22 8HH
United Kingdom

Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc (the “Company”), in connection with the offer by the Company of up to [●] new ordinary shares of £0.06 each in the capital of the Company (“New Shares”) in the form of American depositary shares each representing 5 New Shares (the “Offering”).

1.2
In this opinion “Registration Statement” means the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission of the United States on [●] 2020 pursuant to the Securities Act of 1933 of the United States, as amended (the “Securities Act”).

1.3
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect the opinion expressed herein, or to otherwise update this opinion in any respect.

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

[●], 2020

2.1
For the purpose of giving this opinion, we have examined copies of  the Certificates of Incorporation and the articles of association of the Company as adopted by a special resolution of the Company on 23 September 2019 (effective 24 September 2019) obtained as part of the Company Registry Searches (as defined below).

2.2
On [●] 2020, at [●], we carried out a search of the Companies House beta service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd has made, on [●] 2020, at [●], an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Companies Court in London (the “Central Registry Searches”).

2.4
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are authentic and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

3.1.2
Effective documents: all documents examined by us are and will remain up–to–date and effective, and there will be no amendment to any such document, in each case until following completion of the allotment and issue of the New Shares (“Completion”);

3.1.3
Solvency: the Company was solvent at the time of agreeing to allot and issue the New Shares (and will remain solvent until after Completion) and the Company has not entered into any composition or arrangement with its creditors (or any class of them) (and will not do so until after Completion);

3.1.4
Administration etc.: as at the date of this opinion and as at Completion, no step has been taken to wind–up the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraphs 2.2 or 2.3 above;

3.1.5
Overseas insolvency: as at the date of this opinion and as at Completion, no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

[●], 2020

3.1.6
Shareholders’ Resolutions: the meeting of the shareholders of the Company to be held, inter alia, to: (a) generally and unconditionally authorise the directors of the Company in accordance with section 551 of the Companies Act 2006 (“CA06”) to exercise all the powers of the Company to allot the New Shares; and (b) empower the directors of the Company pursuant to section 570 of the CA06 to allot equity securities (within the meaning of section 560 of the CA06) for cash pursuant to the authority conferred by the resolution referred to in paragraph 3.1.6(a), as if section 561(1) of the CA06 did not apply to any such allotment, will be properly convened and conducted; the resolutions referred to in paragraphs 3.1.6(a) and 3.1.6(b) (“Shareholders’ Resolutions”) will be passed without amendment at the meeting and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied;

3.1.7
Board Resolutions: a meeting of the board of directors of the Company (and/or a duly authorised committee thereof) will be held to resolve to allot and issue the New Shares, such meeting will be properly convened and conducted, the resolutions to allot and issue the New Shares will be passed and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied; the authority and power conferred by the Shareholders’ Resolutions will be exercised before the expiry of such authority and power and will not be exercised other than in relation to the New Shares;

3.1.8
Filings: the records of the Registrar of Companies and the Central Registry of Winding–Up Petitions (“Filings”) are complete, accurate and up–to–date and there would be no change to the Company Registry Searches or the Central Registry Searches if they were carried out at Completion assuming that at such time the Filings were complete, accurate and up–to–date; all documents required to be filed with the Registrar of Companies in relation to the shareholder meeting contemplated by paragraph 3.1.6  above and the issue of the New Shares will be filed within the relevant time limits, and valid entries will be made in the books and registers of the Company reflecting the issue of the New Shares;

3.1.9
Directors: the directors of the Company: (a) have been validly appointed, and (b) have acted (and will act) in good faith and have complied (and will comply) with their duties under all applicable laws and the articles of association of the Company in force at the applicable time in relation to the allotment and issue of the New Shares and the Offering;

[●], 2020

3.1.10
No breach: the Company will not, by reason of the allotment and issue of the New Shares, the Offering or related matters, be in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.11
Misconduct etc.: the Company (and no person employed by or acting on behalf of the Company) is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant agreements, which might render any such agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable;

3.1.12	No offer: no transferable securities have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption under Regulation (EU) 2017/1129; and

3.1.13
Regulatory requirements: the Company and each other party involved in the Offering has complied (and will comply) with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which the Company or any such party is subject to with respect to anything done (or to be done) by them in relation to the Offering in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA).

4.	OPINION

4.1
Based on the documents referred to in paragraph 2 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares (once they have been issued and paid for as contemplated by the Registration Statement) will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

[●], 2020

5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to FSMA.

6.	RESPONSIBILITY

6.1
This opinion is addressed to you in connection with the Registration Statement.  Save as set out in paragraph 6.2, this opinion is not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2
We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.3	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

GIBSON, DUNN & CRUTCHER UK LLP